As filed with the Securities and Exchange Commission on September 30, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRYN MAWR BANK CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2434506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Geoffrey L. Halberstadt

Corporate Secretary

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 581-4873

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

David H. Joseph, Esq.

Stradley Ronon Stevens & Young, LLP

2005 Market Street

Suite 2600

Philadelphia, Pennsylvania 19103

(215) 564-8090

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I. D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock ($1.00 par value)	322,101	$16.46	$5,301,782.46	$615.54
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock reported on The NASDAQ Stock Market on September 26, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2011

PROSPECTUS

BRYN MAWR BANK CORPORATION

322,101 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of an aggregate of 322,101 shares of our common stock by the person identified as the “Selling Shareholder” in this prospectus. The Selling Shareholder may offer and sell any of the shares of common stock from time to time through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, or otherwise as described under “Plan of Distribution.” We will not receive any proceeds from the sale of any of the shares by the Selling Shareholder. We will pay all registration expenses incurred in connection with this offering, but the Selling Shareholder will pay all of their selling commissions and fees, stock transfer taxes and related expenses.

Our common stock is listed on the NASDAQ Stock Market under the symbol “BMTC.” On September 29, 2011 the last reported sale price of our common stock on the NASDAQ Stock Market was $16.56 per share. Our principal offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, and our telephone number is (610) 525-1700.

Investing in our common stock involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is                     , 2011.

ABOUT THIS PROSPECTUS	1

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

PROSPECTUS SUMMARY	5

RISK FACTORS	7

The Corporation’s common stock is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock; and we are not limited on the amount of indebtedness we and our subsidiaries may incur in the future	7

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock	7

FDIC assessments may negatively impact earnings	7

Increases in FDIC insurance premiums may adversely affect the Corporation’s earnings	7

Federal Home Loan Bank of Pittsburgh continues not to pay dividends and limits stock repurchases	8

Downgrades in U.S. Government and federal agency securities could adversely affect the Corporation	8

The steadiness of other financial institutions could have detrimental effects	8

Financial turmoil may increase other-than-temporary-impairment (“OTTI”) charges	8

The Corporation may need to raise additional capital in the future and such capital may not be available when needed or at all	8

Sufficient funding to support earning asset growth	9

The capital and credit markets remain volatile	9

Market conditions have adversely affected the financial services industry	10

Political gridlock at state and federal levels	10

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business	10

The new Bureau of Consumer Financial Protection (“BCFP”) may reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact the business operations of depository institutions offering consumer financial products or services including the Bank.	10

Potential losses incurred in connection with possible repurchases and indemnification payments related to mortgages that we have sold into the secondary market may require us to increase our financial statement reserves in the future.	11

Accounting standards periodically change and the application of our accounting policies and methods may require the Corporation to make estimates about matters that are uncertain	11

Rapidly changing interest rate environment could reduce the Corporation’s net interest margin, net interest income, fee income and net income	11

Provision for loan and lease losses and level of non-performing loans	12

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The Corporation’s controls and procedures may fail or be circumvented	12

Decreased residential mortgage origination, volume and pricing decisions of competitors	12

The Corporation’s performance and financial condition may be adversely affected by regional economic conditions and real estate values	12

Leasing business transactions may result in additional risks not previously experienced by the Corporation	13

A continued general economic slowdown could further impact Wealth Management Division revenues	13

Our ability to realize our deferred tax asset may be reduced, which may adversely impact results of operations	13

The Corporation is subject to environmental liability risk associated with lending activities	13

The Corporation is subject to certain risks in connection with its use of technology	13

The Corporation is subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors	14

Potential acquisitions may disrupt the Corporation’s business and dilute shareholder value	14

Attractive acquisition opportunities may not be available to us in the future	15

The financial services industry is very competitive	15

Additional risk factors also include the following all of which may reduce revenues and/or increase expenses and/or pull the Corporation’s attention away from core banking operations which may ultimately reduce the Corporation’s net income:	15

USE OF PROCEEDS	16

SELLING SHAREHOLDER	16

PLAN OF DISTRIBUTION	18

DESCRIPTION OF OUR COMMON STOCK	20

INTERESTS OF NAMED EXPERTS AND COUNSEL	23

LEGAL MATTERS	23

EXPERTS	23

ii

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our” and the “Corporation” to refer to Bryn Mawr Bank Corporation and its subsidiaries. Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.” The term “we” may also include the Selling Security Holder in the appropriate context. When we refer to “The Bryn Mawr Trust Company” in this prospectus, we mean our subsidiary, The Bryn Mawr Trust Company, which is a member of the Federal Reserve System. We sometimes refer to The Bryn Mawr Trust Company as the “Bank.”

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (http://www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities is permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of securities occurs.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Securities and Exchange Commission filings are also available at no cost on our website, http://www.bmtc.com, as soon as reasonably practicable after we file such documents with the Securities and Exchange Commission. You can view such documents on our website by clicking on About Us, Investor Relations, SEC Filings and then Documents. Information on our website is not considered to be part of this prospectus.

The Securities and Exchange Commission allows us to “incorporate by reference” certain information that we file with it into this prospectus, which means that incorporated documents are considered part of the prospectus, we can disclose important information to you by referring you to those documents. Information that we file with the Securities and Exchange Commission will automatically update and supersede this prospectus and earlier information incorporated by reference. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. The information incorporated by reference is an important part of this prospectus. Information contained in this prospectus, and information that we file with the Securities and Exchange Commission in the future and incorporate by reference in this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2010;

•	Our definitive proxy statement with respect to the Annual Meeting of Shareholders held on April 27, 2011, as filed with the Securities and Exchange Commission on March 28, 2011;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2011;

•	Our current reports on Form 8-K filed with the Securities and Exchange Commission on each of February 1, 2011, February 22, 2011, April 28, 2011, May 27, 2011, and July 28, 2011;

•

The description of our common stock contained in the Form 8-A Registration Statement filed with the Securities and Exchange Commission on December 18, 1986 pursuant to Section 12 of the Exchange Act from time to time, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description; and

•

The description of our Rights Agreement contained in the Form 8-A12G Registration Statement filed with the Securities and Exchange Commission on November 25, 2003, as amended by Amendment No. 1 on Form 8-A12G/A filed on June 2, 2004, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Geoffrey L. Halberstadt

(610) 581-4873

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus and incorporated documents may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, and may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Corporation to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements with respect to the Corporation’s financial goals, business plans, business prospects, credit quality, credit risk, reserve adequacy, liquidity, origination and sale of residential mortgage loans, mortgage servicing rights, the effect of changes in accounting standards, and market and pricing trends loss. The words The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” and similar expressions are intended to identify such forward-looking statements. The Corporation’s actual results may differ materially from the results anticipated by the forward-looking statements due to a variety of factors, including without limitation:

•

the effect of future economic conditions on the Corporation and its customers, including economic factors which affect consumer confidence in the securities markets, wealth creation, investment and savings patterns, the real estate market, and the Corporation’s interest rate risk exposure and credit risk;

•	changes in the securities markets with respect to the market values of financial assets and the stability of particular securities markets;

•	the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies;

•	governmental monetary and fiscal policies, as well as legislation and regulatory changes;

•

results of examinations by the Federal Reserve Board, including the possibility that the Federal Reserve Board may, among other things, require us to increase our allowance for loan losses or to write down assets;

•	changes in accounting requirements or interpretations;

•	changes in existing statutes, regulatory guidance, legislation or judicial decisions that adversely affect our business, including changes in federal income tax or other tax regulations;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the value of loan collateral and securities, as well as interest rate risk;

•

the effects of competition from other commercial banks, thrifts, mortgage companies, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money-market and mutual funds and other institutions operating in the Corporation’s trade market area and elsewhere including institutions operating locally, regionally, nationally and internationally and such competitors offering banking products and services by mail, telephone, computer and the Internet;

•	any extraordinary events (such as the September 11, 2001 events, the war on terrorism and the U.S. Government’s response to those events, including the war in Iraq);

•	the Corporation’s need for capital;

•

the Corporation’s success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets and generating a profit in those markets in a reasonable time;

•	the Corporation’s ability to continue to generate investment results for customers and the ability to continue to develop investment products in a manner that meets customers needs;

•	Differences in the actual financial results, cost savings and revenue enhancements associated with our acquisition of the Private Wealth Management Group of the Hershey Trust Company;

•	changes in consumer and business spending, borrowing and savings habits and demand for financial services in our investment products in a manner that meets customers’ needs;

•	the Corporation’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the Corporation’s ability to originate, sell and service residential mortgage loans;

•

the accuracy of assumptions underlying the establishment of reserves for loan losses and estimates in the value of collateral, the market value of mortgage servicing rights and various financial assets and liabilities;

•	the Corporation’s ability to retain key members of the senior management team;

•	the ability of key third-party providers to perform their obligations to the Corporation and the Bank;

•	technological changes being more difficult or expensive than anticipated;

•	the Corporation’s success in managing the risks involved in the foregoing.

All written or oral forward-looking statements attributed to the Corporation are expressly qualified in their entirety by use of the foregoing cautionary statements. All forward-looking statements included in this prospectus and incorporated documents are based upon the Corporation’s beliefs and assumptions as of the date of this prospectus. The Corporation assumes no obligation to update any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or incorporated documents might not occur and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus.

Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation (which we refer to as the “Corporation”) is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Corporation is the sole stockholder of its primary operating subsidiary, The Bryn Mawr Trust Company, a Pennsylvania chartered bank (which we refer to as the “Bank”), as well as The Bryn Mawr Trust Company of Delaware, Bryn Mawr Financial Services, Inc., Bryn Mawr Advisors, Inc., Bryn Mawr Brokerage Co., Inc., Joseph W. Roskos Co., Inc., and Bryn Mawr Asset Management, Inc., and the sole member of Lau Associates LLC. The Corporation indirectly owns additional subsidiaries through the Bank, which received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. The Bank’s operating subsidiaries are Insurance Counsellors of Bryn Mawr, Inc., BMT Settlement Services, Inc., BMT Mortgage Services, Inc., and BMT Leasing, Inc.

The Bank and Corporation are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia. The Corporation and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from 17 full-service branches and seven Life Care Community offices in Montgomery, Delaware and Chester counties of Pennsylvania.

As of June 30, 2011, we had consolidated total assets of approximately $1.7 billion, net portfolio loans and leases of approximately $1.2 billion, deposits of approximately $1.3 billion and shareholders’ equity of approximately $183 million. Our common stock is traded on the NASDAQ Stock Market under the symbol “BMTC.” Our principal executive offices are located at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, and our telephone number is (610) 525-1700. Our Internet website address is http://www.bmtc.com. Our Internet website and information contained in or linked to our website are not incorporated into, and are not a part of, this prospectus.

Recent Acquisition

On May 27, 2011, pursuant to that certain Stock Purchase Agreement, dated as of February 18, 2011, by and between the Corporation and Hershey Trust Company (which we refer to as “HTC”), as amended and assigned to and assumed by PWMG Bank Holding Company Trust, a Pennsylvania inter vivos trust, on May 27, 2011, and further amended on September 29, 2011 (which we refer to as the “Purchase Agreement”), we consummated the acquisition of the private wealth management division of Hershey Trust Company through the purchase of all of the issued and outstanding common stock of PWMG Bank and Trust, Inc. (which we refer to as the “Acquisition”). As part of the purchase price for the Acquisition, we issued 322,101 shares of our common stock to PWMG Bank Holding Company Trust. PWMG Bank Holding Company Trust transferred the 322,101 shares of our common stock to HTC on September 29, 2011. Each of PWMG Bank Holding Company Trust and HTC is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and HTC is the “Selling Shareholder” referred to herein.

In connection with the issuance of shares in the Acquisition, we also entered into a registration rights agreement pursuant to which we agreed to, among other things, upon demand by the Selling Shareholder, use our reasonable best efforts to register the shares for resale as soon as reasonably practicable after receipt of such demand, and keep such registration effective for up to one year, or earlier if the Selling Shareholder completes the disposition of the shares. See “ Selling Shareholder — Registration Rights ” beginning on page 15.

The Offering

We issued 322,101 shares of our common stock to PWMG Bank Holding Company Trust in the Acquisition on May 27, 2011. PWMG Bank Holding Company Trust transferred the 322,101 shares of our common stock to the Selling Shareholder on September 29, 2011. This prospectus covers the resale by the Selling shareholder of such shares of common stock, as described below:

Common stock offered by the Selling Shareholder	322,101 shares of common stock.

Selling Shareholder	Hershey Trust Company, a Pennsylvania trust company. See “Selling Shareholder” beginning on page 14.

Common stock outstanding	13,026,532 shares as of September 29, 2011.

Use of proceeds	All proceeds of this offering will be received by the Selling Shareholder for its own account. See “Use of Proceeds” on page 14.

The NASDAQ Stock Market Trading Symbol	BMTC

Risk Factors	You should read the “Risk Factors” beginning on page 7, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described below and those set forth under “Risk Factors” in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

The Corporation’s common stock is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock; and we are not limited on the amount of indebtedness we and our subsidiaries may incur in the future

Our common stock ranks junior to all indebtedness, including our outstanding subordinated debentures, and other non-equity claims on the Corporation with respect to assets available to satisfy claims on the Corporation, including in a liquidation of the Corporation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of our common stock, dividends are payable only when, as and if authorized and declared by our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant. Under Pennsylvania law we are subject to restrictions on payments of dividends out of lawfully available funds. Also, the Corporation’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In addition, we are not limited by our common stock in the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our common stock or to which our common stock will be structurally subordinated.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock

We are not restricted from issuing additional common stock or other securities. Additionally, our shareholders may in the future approve the authorization of additional classes or series of stock which may have distribution or other rights senior to the rights of our common stock, or may be convertible into or exchangeable for, or may represent the right to receive, common stock or substantially similar securities. The future issuance of shares of our common stock or any other such future equity classes or series could have a dilutive effect on the holders of our common stock. Additionally, the market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock in the market or the perception that such sales could occur.

FDIC assessments may negatively impact earnings

The FDIC has authority to increase regular deposit insurance assessments or impose additional special or emergency assessments if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio. The Corporation cannot predict what insurance assessment rates will be in the future.

Increases in FDIC insurance premiums may adversely affect the Corporation’s earnings

In response to the impact of economic conditions since 2008 on banks generally and on the FDIC deposit insurance fund, the FDIC changed its risk-based assessment system and increased base assessment rates. On November 12, 2009, the FDIC adopted a rule requiring banks to prepay three years’ worth of premiums to replenish the depleted insurance fund. In February 2011, as required under the Dodd-Frank Act, the FDIC issued a ruling pursuant to which the assessment base against which FDIC assessments for deposit insurance are made will change. Instead of

FDIC insurance assessments being based upon an insured bank’s deposits, FDIC insurance assessments will generally be based on an insured bank’s total average assets minus average tangible equity. With this change, the Corporation expects that its overall FDIC insurance cost will decline. However, a change in the risk categories applicable to the Corporation’s bank subsidiaries, further adjustments to base assessment rates and any special assessments could have a material adverse effect on the Corporation.

The Dodd-Frank Act also requires that the FDIC take steps necessary to increase the level of the Deposit Insurance Fund to 1.35% of total insured deposits by September 30, 2020. In October 2010, the FDIC adopted a Restoration Plan to achieve that goal. Certain elements of the Restoration Plan are left to future FDIC rulemaking, as are the potential for increases to the assessment rates, which may become necessary to achieve the targeted level of the DIF. Future FDIC rulemaking in this regard may have a material adverse effect on the Corporation.

Federal Home Loan Bank of Pittsburgh continues not to pay dividends and limits stock repurchases

On December 23, 2008, the FHLB announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice. The FHLB expected its ability to pay dividends and add to retained earnings to be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity, other-than-temporary impairment charges, and constrained access to debt markets at attractive rates. Capital stock repurchases from member banks are reviewed on a quarterly basis by the FHLB, and only limited repurchases are expected to occur until further notice. As of December  31, 2010, the Corporation held $14.2 million of FHLB capital stock.

Downgrades in U.S. Government and federal agency securities could adversely affect the Corporation

The full impact of the recent downgrade of the U.S. Government and federal agencies from an AAA to an AA+ credit rating is currently unknown. However, in addition to causing economic and financial market disruptions, the recent downgrade, and any future downgrades and/or failures to raise the U.S. debt limit if necessary in the future, could, among other things, materially adversely affect the market value of the U.S. and other government and governmental agency securities that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms, as well as have other material adverse effects on the operation of our business and our financial results and condition.

The steadiness of other financial institutions could have detrimental effects

Routine funding transactions may be adversely affected by the actions and soundness of other financial institutions. Financial service institutions are interrelated as a result of trading, clearing, lending, borrowing or other relationships. Transactions are executed on a daily basis with different industries and counterparties, and routinely executed with counterparties in the financial services industry. As a result, a rumor, default or failures within the financial services industry could lead to market-wide liquidity problems which in turn could materially impact the financial condition of the Corporation.

Financial turmoil may increase other-than-temporary-impairment (“OTTI”) charges

Over the last several years, there has been a rise in OTTI charges taken by institutions, as the fair market values of many investment securities have fallen below their amortized cost basis. The increasing duration of unrealized losses on these securities brought about heightened scrutiny by banks, auditors, and outside examiners on whether write-downs were necessary. If the Corporation’s OTTI charges result in it falling below the “well capitalized” regulatory requirement, the Corporation may need to raise additional capital.

The Corporation may need to raise additional capital in the future and such capital may not be available when needed or at all

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations and may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs. In the absence of wholesale funding sources, the Corporation may turn to additional subordinated debt and/or other transactions that might be available. We cannot assure you that such capital will be available to us on acceptable terms or at all. If the Corporation is unable to generate sufficient additional capital though its earnings, or other sources, it would be necessary to slow earning asset growth and or pass up possible acquisition opportunities, which may result in a reduction of future net income growth. Further, an inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our business, financial condition and results of operations.

Sufficient funding to support earning asset growth

The Corporation recognizes the need to grow both wholesale and non-wholesale funding sources to support earning asset growth and to provide appropriate liquidity. The Corporation’s asset growth over the past few years has been funded with various forms of wholesale funding which is defined as wholesale deposits (primarily certificates of deposit) and borrowed funds (FHLB advances, Federal advances and Federal fund line borrowings). Wholesale funding at December 31, 2010 represents approximately 18.3% of total funding compared with approximately 21.5% at December 31, 2009 and 30.9% at December 31, 2008. Wholesale funding generally costs more than deposits generated from the Corporation’s traditional branch system and is subject to certain practical limits such as the FHLB’s Maximum Borrowing Capacity and the Corporation’s liquidity targets. Additionally, regulators might consider wholesale funding beyond certain points to be imprudent and might suggest that future asset growth be reduced or halted.

In the absence of wholesale funding sources, the Corporation might need to reduce earning asset growth through the reduction of current production, sale of assets, and/or the participating out of future and current loans or leases. This in turn might reduce future net income of the Corporation.

The amount loaned to us is generally dependant on the value of the collateral pledged and the Corporation’s financial condition. These lenders could reduce the percentages loaned against various collateral categories, eliminate certain types of collateral and otherwise modify or even terminate their loan programs, particularly to the extent they are required to do so because of capital adequacy or other balance sheet concerns, or if further disruptions in the capital markets occur. Any change or termination of our borrowings from the FHLB, the Federal Reserve or correspondent banks would have an adverse affect on our liquidity and profitability.

On February 27, 2009 the FDIC finalized its risk based assessment rules for ongoing assessments. These new rules include certain upward adjustments in the base assessment rate for rapid growth and use of wholesale funding. These new ongoing assessment rules effectively increase the cost of wholesale funding above certain levels in the form of increased FDIC assessments.

The capital and credit markets remain volatile

The capital and credit markets have been experiencing volatility and disruption for the past few years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers seemingly without regard to those issuers’ underlying financial strength. If levels of market disruption and volatility worsen, we could experience a material adverse effect on our business, financial condition and results of operations and/or our ability to access capital. Several factors could cause the market price for our common shares to fluctuate substantially in the future, including without limitation:

•	announcements of developments related to our business;

•	fluctuations in our results of operations;

•	sales of substantial amounts of our securities into the marketplace;

•	general conditions in our markets or the worldwide economy;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	changes in analysts’ recommendations or projections; and

•	our announcement of new acquisitions or other projects.

Market conditions have adversely affected the financial services industry

Declines in the housing market over the past few years, with falling home prices and increasing foreclosures, coupled with a rising unemployment rate, have resulted in write-downs of asset values by financial institutions throughout the country. These write-downs include asset-backed securities, credit default swaps and other derivative securities. Reflecting concern about the stability of the financial markets and the strength of many financial institutions, lenders have reduced or ceased providing funding to borrowers. This market turmoil and tightening of credit could lead to continual elevated levels of commercial and consumer delinquencies, the abundance of merger and acquisition activity, failures of financial institutions and a reduction of general business activity and related revenues.

Political gridlock at state and federal levels

The inability of our federal and state governments to control spending and borrowing, and the resulting record deficits, does not bode well for the future economic growth of our Country and the Commonwealth of Pennsylvania. Unless the problem of the escalating costs of governmental entitlement programs, unfunded spending and growing deficits, are brought under control, we may experience large tax increases, higher interest rates, reduced government services and much slower growth in the coming years, resulting in lower net income to the Corporation.

Previously enacted and potential future legislation, including legislation to reform the U.S. financial regulatory system, could adversely affect our business

Market conditions have resulted in creation of various programs by the United States Congress, the Treasury, the Federal Reserve and the FDIC that were designed to enhance market liquidity and bank capital. As these programs expire, are withdrawn or reduced, the impact on the financial markets, banks in general and their customers is unknown. This could have the effect of, among other things, reducing liquidity, raising interest rates, reducing fee revenue, limiting the ability to raise capital, all of which could have an adverse impact on the financial condition of the Bank and the Corporation.

Additionally, the federal government is considering a variety of other reforms related to banking and the financial industry including, without limitation, the newly adopted Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, that was enacted by Congress on July 15, 2010, and was signed into law by President Obama on July 21, 2010. This legislation could require us to make material expenditures, in particular personnel training costs and additional compliance expenses, or otherwise adversely affect our business or financial results. It could also require us to change certain of our business practices, adversely affect our ability to pursue business opportunities we might otherwise consider engaging in, cause business disruptions and/or have other impacts that are as-of-yet unknown to the Corporation and the Bank. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional licensing expenses, any of which could have an adverse effect on our cash flow and results of operations. For example, a provision of the Dodd-Frank Act is intended to preclude bank holding companies from treating future trust preferred securities issuances as Tier 1 capital for regulatory capital adequacy purposes. This provision may narrow the number of possible capital raising opportunities the Corporation, and other bank holding companies, might have in the future.

The new Bureau of Consumer Financial Protection (“BCFP”) may reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact the business operations of depository institutions offering consumer financial products or services including the Bank.

The BCFP has broad rulemaking authority to administer and carry out the purposes and objectives of the “Federal consumer financial laws, and to prevent evasions thereof,” with respect to all financial institutions that offer financial products and services to consumers. The BCFP is also authorized to prescribe rules applicable to any covered person or service provider identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service (“UDAP authority”). The potential reach of the BCFP’s broad new rulemaking powers and UDAP authority on the operations of financial institutions offering consumer financial products or services including the Bank is currently unknown.

Potential losses incurred in connection with possible repurchases and indemnification payments related to mortgages that we have sold into the secondary market may require us to increase our financial statement reserves in the future.

We engage in the origination and sale of residential mortgages into the secondary market. In connection with such sales, we make certain representations and warranties, which, if breached, may require us to repurchase such loans or indemnify the purchasers of such loans for actual losses incurred in respect of such loans. These representations and warranties vary based on the nature of the transaction and the purchaser’s or insurer’s requirements but generally pertain to the ownership of the mortgage loan, the real property securing the loan and compliance with applicable laws and applicable lender and government-sponsored entity underwriting guidelines in connection with the origination of the loan. While we believe our mortgage lending practices and standards to be adequate, we may receive requests in the future, which could be material in volume. If that were to happen, we could incur losses in connection with loan repurchases and indemnification claims, and any such losses might exceed our financial statement reserves, requiring us to increase such reserves. In that event, any losses we might have to recognize and any increases we might have to make to our reserves could have a material adverse effect on our business, financial position, results of operations or cash flows.

Accounting standards periodically change and the application of our accounting policies and methods may require the Corporation to make estimates about matters that are uncertain

The regulatory bodies that establish accounting standards, including, among others, the Financial Accounting Standards Board and the SEC, periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. The effect of such revised or new standards on our financial statements can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

In addition, the Corporation must exercise judgment in appropriately applying many of our accounting policies and methods so they comply with generally accepted accounting principles. In some cases, the Corporation may have to select a particular accounting policy or method from two or more alternatives. In some cases, the accounting policy or method chosen might be reasonable under the circumstances and yet might result in our reporting materially different amounts than would have been reported if we had selected a different policy or method. Accounting policies are critical to fairly presenting our financial condition and results of operations and may require the Corporation to make difficult, subjective or complex judgments about matters that are uncertain.

Rapidly changing interest rate environment could reduce the Corporation’s net interest margin, net interest income, fee income and net income

Interest and fees on loans and securities, net of interest paid on deposits and borrowings, are a large part of the Corporation’s net income. Interest rates are key drivers of the Corporation’s net interest margin and subject to many factors beyond the control of the Corporation. As interest rates change, net interest income is affected. Rapidly changing interest rates in the future could result in interest expense increasing faster than interest income because of divergence in financial instrument maturities and/or competitive pressures. Further, substantially higher interest rates generally reduce loan demand and may result in slower loan growth. Decreases or increases in interest rates could have a negative effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore decrease net interest income. Also, changes in interest rates might also impact the values of equity and debt securities under management and administration by the Wealth Management Division which may have a negative impact on fee income. See the section captioned “Net Interest Income” in the MD&A of the 2010 Annual Report on Form 10-K for additional details regarding interest rate risk.

Provision for loan and lease losses and level of non-performing loans

All borrowers carry the potential to default and our remedies to recover may not fully satisfy money previously loaned. We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which represents the Corporation’s best estimate of probable credit losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of the Corporation, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance for loan losses reflects the Corporation’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional loan charge-offs, based on judgments different than those of the Corporation. An increase in the allowance for loan losses results in a decrease in net income, and possibly risk-based capital, and may have a material adverse effect on our financial condition and results of operations.

The design of the allowance for loan loss methodology is a dynamic process that must be responsive to changes in environmental factors. Accordingly, at times the allowance methodology may be modified in order to incorporate changes in various factors including, but not limited to, levels and trends of delinquencies and charge-offs, trends in volume and types of loans, national and economic trends and industry conditions.

The Corporation’s controls and procedures may fail or be circumvented

The Corporation diligently reviews and updates the its internal controls over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. Any failure or undetected circumvention of these controls could have a material adverse impact on our financial condition and results of operations.

Decreased residential mortgage origination, volume and pricing decisions of competitors

The Corporation originates, sells and services residential mortgage loans. Changes in interest rates and pricing decisions by our loan competitors affect demand for the Corporation’s residential mortgage loan products, the revenue realized on the sale of loans and revenues received from servicing such loans for others, ultimately reducing the Corporation’s net income. New regulations, increased regulatory reviews, and/or changes in the structure of the secondary mortgage markets which the Corporation utilizes to sell mortgage loans may be introduced and may increase costs and make it more difficult to operate a residential mortgage origination business.

The Corporation’s performance and financial condition may be adversely affected by regional economic conditions and real estate values

The Bank’s loan and deposit activities are largely based in eastern Pennsylvania. As a result, the Corporation’s consolidated financial performance depends largely upon economic conditions in this eastern Pennsylvania region. This region experienced deteriorating local economic conditions during 2008 and 2009, and a continued downturn in the regional real estate market could harm our financial condition and results of operations because of the geographic concentration of loans within this regional area and because a large percentage of our loans are secured by real property. If there is further decline in real estate values, the collateral for the Corporation’s loans will provide less security. As a result, the Corporation’s ability to recover on defaulted loans by selling the underlying real estate will be diminished, and the Bank will be more likely to suffer losses on defaulted loans.

Additionally, a significant portion of the Corporation’s loan portfolio is invested in commercial real estate loans. Often in a commercial real estate transaction, repayment of the loan is dependent on rental income. Economic conditions may affect the tenant’s ability to make rental payments on a timely basis, and may cause some tenants not to renew their leases, each of which may impact the debtor’s ability to make loan payments. Further, if expenses associated with commercial properties increase dramatically, the tenant’s ability to repay, and therefore the debtor’s ability to make timely loan payments, could be adversely affected.

All of these factors could increase the amount of the Corporation’s non-performing loans, increase its provision for loan and lease losses and reduce the Corporation’s net income.

Leasing business transactions may result in additional risks not previously experienced by the Corporation

The Corporation’s leasing business which began operations in September 2006, consists of nation-wide leasing various types of equipment to businesses with an average original equipment cost of $18 thousand per lease. Continued economic sluggishness may result in higher credit losses than we would experience in our traditional lending business, as well as potential increases in state regulatory burdens such as state income taxes, personal property taxes and sales and use taxes.

A continued general economic slowdown could further impact Wealth Management Division revenues

A continued general economic slowdown could decrease the value of Wealth Management Division assets under management and administration resulting in lower fee income, and clients potentially seeking alternative investment opportunities with other providers, which resulting in lower fee income to the Corporation.

Our ability to realize our deferred tax asset may be reduced, which may adversely impact results of operations

Realization of a deferred tax asset requires us to exercise significant judgment and is inherently uncertain because it requires the prediction of future occurrences. The deferred tax asset may be reduced in the future if estimates of future income or our tax planning strategies do not support the amount of the deferred tax asset. If it is determined that a valuation allowance of its deferred tax asset is necessary, the Corporation may incur a charge to earnings.

The Corporation is subject to environmental liability risk associated with lending activities

A significant portion of our loan portfolio is secured by real property. In the course of our business, we may own or foreclose and take title to real estate and could become subject to environmental liabilities with respect to these properties. We may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. If we were to become subject to significant environmental liabilities, it could have a material adverse effect on our results of operations and financial condition.

The Corporation is subject to certain risks in connection with its use of technology

Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, our general ledger, our deposits, and our loans. While we have established policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, any compromise of our security systems could deter customers from using our web site and our online banking service, which involve the transmission of confidential information. Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource certain of our data processing to third-party providers. If our third-party providers encounter difficulties, or if we have difficulty in communicating with them, our ability to adequately process and account for customer transactions could be affected, and our business operations could be adversely impacted.

Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any systems failure, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to civil litigation and possible financial liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

Additionally, financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on our part could have a material adverse impact on our business and therefore on our financial condition and results of operations.

The Corporation is subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors

Employee errors and misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate operational risks, including data processing system failures and errors and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, results of operations and financial condition.

Potential acquisitions may disrupt the Corporation’s business and dilute shareholder value

We regularly evaluate opportunities to strengthen our current market position by acquiring and investing in banks and in other complementary businesses, or opening new branches. As a result, we may engage in negotiations or discussions that, if they were to result in a transaction, could have a material effect on our operating results and financial condition, including short and long-term liquidity. Our acquisition activities could be material to us. For example, we could issue additional shares of common stock in a purchase transaction, which could dilute current shareholders’ ownership interest. These activities could require us to use a substantial amount of cash, other liquid assets, and/or incur debt. In addition, if goodwill recorded in connection with our prior or potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized. Any potential charges for impairment related to goodwill would not impact cash flow, tangible capital or liquidity.

Our acquisition activities could involve a number of additional risks, including the risks of:

•

incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in the Corporation’s attention being diverted from the operation of our existing business;

•	using inaccurate estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or assets;

•	potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

•	the time and expense required to integrate the operations and personnel of the combined businesses;

•	experiencing higher operating expenses relative to operating income from the new operations;

•	creating an adverse short-term effect on our results of operations;

•	losing key employees and customers as a result of an acquisition that is poorly received; and

•	risk of significant problems relating to the conversion of the financial and customer data of the entity being acquired into the Corporation’s financial and customer product systems.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions. Our inability to overcome these risks could have an adverse effect on our levels of reported net income, ROE and ROA, and our ability to achieve our business strategy and maintain our market value.

Attractive acquisition opportunities may not be available to us in the future

We may not be able to sustain a positive rate of growth or be able to expand our business. We expect that other banking and financial service companies, many of which have significantly greater resources than us, will compete with us in acquiring other financial institutions if we pursue such acquisitions. This competition could increase prices for potential acquisitions that we believe are attractive. Also, acquisitions are subject to various regulatory approvals. If we fail to receive the appropriate regulatory approvals for a transaction, we will not be able to consummate such transaction which we believe to be in our best interests. Among other things, our regulators consider our capital, liquidity, profitability, regulatory compliance and levels of goodwill and intangibles when considering acquisition and expansion proposals. Other factors, such as economic conditions and legislative considerations, may also impede or prohibit our ability to expand our market presence. If we are not able to successfully grow our business, our financial condition and results of operations could be adversely affected.

The financial services industry is very competitive

The Corporation faces competition in attracting and retaining deposits, making loans, and providing other financial services such as trust and investment management services throughout the Corporation’s market area. The Corporation’s competitors include other community banks, larger banking institutions, trust companies and a wide range of other financial institutions such as credit unions, registered investment advisors, financial planning firms, leasing companies, government-sponsored enterprises, on-line banking enterprises, mutual fund companies, insurance companies and other non-bank businesses. Many of these competitors have substantially greater resources than the Corporation. This is especially evident in regards to advertising and public relations spending. For a more complete discussion of our competitive environment, see “Business — Competition” in Item 1 above. If the Corporation is unable to compete effectively, the Corporation may lose market share and income from deposits, loans, and other products may be reduced.

Additionally, increased competition among financial services companies due to consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies may adversely affect our ability to market our products and services.

Additional risk factors also include the following all of which may reduce revenues and/or increase expenses and/or pull the Corporation’s attention away from core banking operations which may ultimately reduce the Corporation’s net income:

•	Inability to hire or retain key professionals, management and staff;

•	Changes in securities analysts’ estimates of financial performance;

•	Volatility of stock market prices and volumes;

•	Rumors or erroneous information;

•	Changes in market values of similar companies;

•	New developments in the banking industry;

•	Variations in quarterly or annual operating results;

•	New litigation or changes in existing litigation;

•	Regulatory actions;

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholder of our common stock. The Selling Shareholder will receive all of the net proceeds from the sale of the shares.

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Shareholder in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDER

This prospectus covers the offer and sale by the Selling Shareholder, Hershey Trust Company, of up to an aggregate of 322,101 shares of common stock. The following table sets forth to our knowledge, certain information about the Selling Shareholder as of September 29, 2011, based on information furnished to us by the Selling Shareholder. The Selling Shareholder has indicated to us that, other than the relationship that the Selling Shareholder has with the Corporation and its subsidiaries as a result of (i) the Acquisition, including, but not limited to, the relationship arising out of the a temporary arrangement under a Subadvisory Agreement pursuant to which the Bank serves as a subadviser with respect to certain client accounts of the Selling Shareholder, and (ii) the Selling Shareholder’s ownership of common stock of the Corporation, neither the Selling Shareholder nor any of its affiliates has held any position or office or had any other material relationship with the Corporation or its affiliates in the past three years. All of the shares of common stock being offered under this prospectus were acquired by PWMG Bank Holding Company Trust in connection with the Corporation’s May 27, 2011 acquisition of the private wealth management division of Hershey Trust Company through the purchase of all of the issued and outstanding common stock of PWMG Bank and Trust, Inc. (the “Acquisition”) pursuant to that certain Stock Purchase Agreement, dated as of February 18, 2011, by and between the Corporation and HTC, as amended on May 27, 2011 (the “Purchase Agreement”), as described above under the heading, “ Prospectus Summary — Recent Acquisition” beginning on page 5. PWMG Bank Holding Company Trust transferred the 322,101 shares of our common stock to the Selling Shareholder on September 29, 2011.

The shares of common stock issued in the Acquisition were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act. The shares were offered only to an accredited investor on the basis of certain representations, warranties, covenants and conditions contained in the Purchase Agreement.

The shares of common stock issued in the Acquisition represented approximately 2.57% and 2.50% of the shares of our outstanding common stock before and after the Acquisition, respectively.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the Selling Shareholder has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it. Percentage of beneficial ownership is based on 13,026,532 shares of common stock outstanding as of September 29, 2011. Shares shown as beneficially owned after the offering assume that all shares being offered under this process are sold. Since the date the Selling Shareholder provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the Selling Shareholder may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the Selling Shareholder.

The following table provides information regarding the beneficial ownership of our common stock held by the Selling Shareholder as of September 29, 2011 and the shares issued in the Acquisition.

	Shares of Common Stock
	Beneficially Owned Prior to the Sale of All Shares Covered by This Prospectus (1)	Shares Covered by this Prospectus	Beneficially Owned After the Sale of All Shares Covered by this Prospectus	As a Percent of Total Outstanding After the Sale of Shares Covered by this Prospectus (2)
Name
Hershey Trust Company	487,501	322,101	165,400	1.27%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any shares which the Selling Shareholder has the right to acquire within 60 days. The percentage of shares owned by the Selling Shareholder is based on a total outstanding number of 13,026,532 shares as of September 29, 2011.

(2)	Assumes that all shares of common stock covered by this prospectus will be sold in the offering.

The Selling Shareholder may sell up to all of the shares of our common stock shown in the table above under the heading “Offered Hereby” pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the Selling Shareholder is not obligated to sell any of the shares of our common stock offered by this prospectus.

Registration Rights

In connection with the Acquisition, we entered into a registration rights agreement with the Selling Shareholder. The registration rights agreement contains cross-indemnification provisions between us and the Selling Shareholder.

Pursuant to the registration rights agreement, we agreed to, upon demand by the Selling Shareholder, use our reasonable best efforts to register the shares for resale as soon as reasonably practicable after receipt of such demand, and keep such registration effective for up to one year, or earlier if the Selling Shareholder completes the disposition of the shares.

This description of the form of registration rights agreement is intended to be only a summary of the terms of the agreement that we believe are material to a purchaser of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the Selling Shareholder to permit the resale of these shares by the Selling Shareholder after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Shareholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholder may use any one or more of the following methods when selling shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conforms to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder, or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440. In connection with sales of the shares of common stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholder may also sell shares of common stock short and, if such short sale shall take place after the date that the registration statement, of which this prospectus forms a part, is declared effective by the SEC, the Selling Shareholder may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus. Notwithstanding the foregoing, the Selling Shareholder has been advised that it may not use shares registered on the registration statement, of which this prospectus forms a part, to cover short sales of our shares of common stock made prior to the date the registration statement has been declared effective by the SEC.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed, to any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any persons who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Shareholder has informed the Corporation that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. Upon the company being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Shareholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the registration rights agreement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary description of our common stock.

Authorized Common Stock

As of September 29, 2011, our authorized common stock, $1.00 stated value per share, was 100,000,000 shares, of which 13,026,532 shares were issued and outstanding. As of such date, we also had 877,970 shares of common stock underlying outstanding options with a weighted average exercise price of $20.18 per share. In addition, we had the ability to issue 457,993 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans.

General

The holders of our common stock are entitled to:

•	one vote for each share of common stock held;

•	receive dividends if and when declared by our board of directors from our unreserved and unrestricted earned surplus or our unreserved and unrestricted net earnings for the current fiscal year; and

•

share ratably in our net assets legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

The Corporation’s common stock is neither redeemable nor convertible into another security of the Corporation. Because the Corporation is a holding company, our rights and the rights of our creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that the Corporation itself may be a creditor having recognized claims against the subsidiary.

Holders of our common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common stock is fully paid and nonassessable.

Our common stock is listed on the NASDAQ Stock Market under the symbol “BMTC.” The transfer agent for our common stock is BNY Mellon Shareowner Services, 480 Washington Blvd., Newport Office Center VII, Jersey City, NJ. 07310.

Our board of directors consists of ten directors divided into four classes. The directors in the divided classes each serve staggered four-year terms unless selected to fill a vacancy (in which case, such director serves for a term expiring with the next annual meeting of shareholders), and until their successors are elected and take office.

Anti-Takeover Provisions and Other Shareholder Protections

On November 18, 2003, the Corporation adopted a Rights Agreement (“Rights Agreement”) for its shareholders designed to protect the rights of the shareholders and discourage unwanted or hostile takeover attempts that are not approved by our board of directors. The Rights Agreement allows holders of our common stock to purchase shares in either the Corporation or an acquirer of the Corporation at a discount to market value in response to specified takeover events that are not approved in advance by our board of directors.

The Rights. On November 18, 2003, our board of directors declared a dividend of a right to acquire one one-fourths (1/4) of a share of our common stock for each share of our common stock outstanding. The rights currently trade with and are inseparable from our common stock.

Exercise Price. Each right allows its holder to purchase from the Corporation one one-fourths (1/4) of a share of its common stock for $22.50, subject to adjustment pursuant to the Rights Agreement.

Exercisability. The rights will not be exercisable until the earlier of:

Ten business days (or such later date as may be determined by our board of directors and publicly announced by the Corporation) after a public announcement by the Corporation that a person or group, has obtained beneficial ownership of 20% or more of our outstanding common stock; or

Ten business days (or such later date as may be determined by our board of directors and publicly announced by the Corporation) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 20% or more of our outstanding common stock.

The date when the rights become exercisable is referred to in the Rights Agreement as the “distribution date.” After that date, the rights will be evidenced by rights certificates that the Corporation will mail to all eligible holders of its common stock. A person or a member of the group that has obtained beneficial ownership of 20% or more of our outstanding common stock may not exercise any rights even after the distribution date.

Consequences of A Person or Group Becoming an Acquiring Person. A person or group that acquires beneficial ownership of 20% or more of our outstanding common stock is called an “acquiring person.”

Flip-In. When the Corporation publicly announces that a person has acquired 20% or more of its outstanding common stock, the Corporation can allow for rights holders, other than acquiring persons, to buy $45.00 worth of its common stock for $22.50 (the foregoing numbers are for example only; the actual purchase price will be contingent upon the then-current market value of the stock to be purchased upon exercise of the rights, and the exercise price set forth on the rights certificates issued). This is called a “flip-in.” Alternatively, the Corporation may elect to exchange one share of its common stock for each right, other than rights owned by acquiring persons, thus terminating the rights.

Flip Over. If after a person or group becomes an acquiring person, the Corporation merges or consolidates with another entity or 50% or more of our consolidated assets or earning power is sold to another entity, all holders of rights, other than acquiring persons, may purchase shares of such entity at 50% of their market value.

Our board of directors may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2013.

The rights will not prevent a takeover of the Corporation. However, the rights may cause a substantial dilution to a person or group that acquires 20% or more of our common stock, unless the board of directors first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in our and its shareholders’ best interest because the rights can be terminated by the board of directors before the transaction is completed.

The complete terms of the rights are contained in the Rights Agreement. The foregoing description of the rights and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

Pennsylvania Law Considerations. The Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) as amended (“PBCL”) also contains certain provisions applicable to the Corporation that may have the effect of deterring or discouraging an attempt to take control of the Corporation. These provisions, among other things:

•

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•

eliminates the preemptive right to subscribe to purchase, on a pro rata basis, additional shares of stock issued or sold by the corporation, unless provided for in the corporation’s articles of incorporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the Corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Indemnification of Officers and Directors

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”), the Corporation has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, the Corporation has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Corporation’s amended and restated articles of incorporation and amended and restated bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation’s amended and restated bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Liability insurance covering certain liabilities that may be incurred by the Corporation’s and the Bank’s directors and officers in connection with the performance of their duties has been purchased by the Bank.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Bruce G. Leto, a brother of our director and Executive Vice President Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $674,735 in fees during 2010. Bruce Leto’s indirect interest in these fees was approximately $28,285, computed without regard to the amount of profit or loss.

LEGAL MATTERS

The validity of the securities offered by this prospectus will passed upon for us by Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

BRYN MAWR BANK CORPORATION

Common Stock

Prospectus

                    , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. Bryn Mawr Bank Corporation (the “Registrant”) will bear all of these expenses.

Registration fee under the Securities Act	$615.54
Legal fees and expenses*	$20,000
Accounting fees and expenses*	$10,000
Printing and other miscellaneous fees and expenses*	$1,200
Total	$31,815.54

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15. Indemnification of Officers and Directors

Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988 (Act of December 21, 1988, P.L. 1444) (“PBCL”), the Corporation has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, the Corporation has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Corporation’s amended and restated articles of incorporation and amended and restated bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation’s amended and restated bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Liability insurance covering certain liabilities that may be incurred by the Corporation’s and the Bank’s directors and officers in connection with the performance of their duties has been purchased by the Bank.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Corporation under the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number	Description of Document

4.1	Shareholders Rights Agreement, dated November 18, 2003, incorporated by reference to Exhibit 4 of the Corporation’s Form 8-A12G filed with the SEC on November 25, 2003

4.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.3	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.4	Subordinated Note Purchase Agreement dated July 30, 2008, incorporated by reference to Exhibit 4.4 to the Corporation’s 10-Q filed with SEC on November 10, 2008

4.5	Subordinated Note Purchase Agreement dated August 28, 2008, incorporated by reference to Exhibit

4.5 of the Corporation’s 10-Q filed with the SEC on November 10, 2008

4.6	Subordinated Note Purchase Agreement dated April 20, 2009, incorporated by reference to Exhibit 4.6 of the Corporation’s 10-Q filed with the SEC on August 7, 2009

5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stradley Ronon Stevens & Young, LLP (contained in Legal Opinion of Stradley Ronon Stevens & Young, LLP filed as Exhibit 5.1)

24.1	Power of Attorney (contained on the signature page of the registration statement)

Item 17. Undertakings

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) [Intentionally omitted.]

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

B. Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H. Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on September 30, 2011.

/s/ Frederick C. Peters II
Frederick C. Peters II Chief Executive Officer

POWER OF ATTORNEY

By so signing, each of the undersigned, in his capacity as a director or officer, or both, as the case may be, of Bryn Mawr Bank Corporation, does hereby appoint Frederick C. Peters II and J. Duncan Smith, and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name, place and stead, in his capacity as a director or officer, or both, as the case may be, of Bryn Mawr Bank Corporation, any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the dates indicated.

NAME	TITLE	DATE

/s/ Frederick C. Peters II Frederick C. Peters II	Chairman, President and Chief Executive Officer) and Director (Principal Executive Officer	September 30, 2011

/s/ J. Duncan Smith	Treasurer (Principal Financial and Principal Accounting Officer)	September 30, 2011
J. Duncan Smith

/s/ David E. Lees David E. Lees	Director	September 30, 2011

/s/ Andrea F. Gilbert Andrea F. Gilbert	Director	September 30, 2011

/s/ Wendell F. Holland Wendell F. Holland	Director	September 30, 2011

/s/ Francis J. Leto Francis J. Leto	Director	September 30, 2011

/s/ B. Loyall Taylor, Jr. B. Loyall Taylor, Jr.	Director	September 30, 2011

/s/ Jerry L. Johnson Jerry L. Johnson	Director	September 30, 2011

/s/ Britton H. Murdoch Britton H. Murdoch	Director	September 30, 2011

/s/ Scott M. Jenkins Scott M. Jenkins	Director	September 30, 2011

/s/ Donald S. Guthrie Donald S. Guthrie	Director	September 30, 2011

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Shareholders Rights Agreement, dated November 18, 2003, incorporated by reference to Exhibit 4 of the Corporation’s Form 8-A12G filed with the SEC on November 25, 2003

4.2	Amended and Restated By-Laws, effective November 20, 2007, incorporated by reference to Exhibit 3.2 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.3	Amended and Restated Articles of Incorporation, effective November 21, 2007, incorporated by reference to Exhibit 3.1 of the Corporation’s Form 8-K filed with the SEC on November 21, 2007

4.4	Subordinated Note Purchase Agreement dated July 30, 2008, incorporated by reference to Exhibit 4.4 to the Corporation’s 10-Q filed with SEC on November 10, 2008

4.5	Subordinated Note Purchase Agreement dated August 28, 2008, incorporated by reference to Exhibit 4.5 of the Corporation’s 10-Q filed with the SEC on November 10, 2008

4.6	Subordinated Note Purchase Agreement dated April 20, 2009, incorporated by reference to Exhibit 4.6 of the Corporation’s 10-Q filed with the SEC on August 7, 2009

5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stradley Ronon Stevens & Young, LLP (contained in Legal Opinion of Stradley Ronon Stevens & Young, LLP filed as Exhibit 5.1)

24.1	Power of Attorney (contained on the signature page of the registration statement)